Exhibit 99.1

NEWS RELEASE
H O S T M A R R I O T T
C O R P O R A T I O N	6903 Rockledge Drive
Bethesda, Maryland 20817

Contact:	Gregory J. Larson
Senior Vice President Investor Relations
240-744-5120

HOST MARRIOTT CORPORATION CLOSES $350 MILLION PRIVATE

PLACEMENT OF SENIOR NOTES DUE 2012

BETHESDA, MD; August 4, 2004 – Host Marriott Corporation (NYSE:HMT) announced today the closing of $350 million aggregate principal amount of Senior Notes (the “Notes”) bearing interest at a rate of 7% per year, due in 2012, by Host Marriott, L.P., for whom the Company acts as sole general partner. The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The net proceeds of the offering were approximately $345 million, after deducting discounts, fees and expenses, and will be used to redeem a portion of Host Marriott L.P.’s existing 7 7/8 Series B Senior Notes due in 2008 and to pay applicable call premiums. The date of the redemption is September 2, 2004.

The Notes offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes has been structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering sold would be unlawful.

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